Exhibit 99.1

Lumen strengthens technology transformation with new board appointment

Visionary executive Diankha Linear brings market disruption expertise to the Board

DENVER, Feb. 22, 2024 – Lumen Technologies (NYSE: LUMN) today announced the appointment of Diankha Linear to its board of directors, effective immediately.

Linear is a seasoned executive and proven operator with more than 20 years of experience leading across highly regulated technology, logistics, and retail industries. In her current role as president and CEO of Community, Inc., she is disrupting how brands interact with their customers with an engagement platform that connects businesses, brands, and public figures to their audiences at scale.

“Diankha’s broad range of experience in technology, military leadership, logistics, and retail will be invaluable to the Lumen board. Her expertise and insights will help shape our path as we disrupt traditional telecom and deliver new technology services and value to customers,” said Kate Johnson, President, and CEO of Lumen.

Linear’s leadership and strategic abilities were initially forged by 16 years of military service in the U.S. Army Reserve (Airborne), including as a Logistics and Judge Advocate General officer.

“Lumen has made foundational changes to transform itself and its industry. This focus on transformation is inspiring, and I am looking forward to working alongside the board and seizing opportunities to continue moving the company into the future,” said Linear.

Prior to leading Community, Inc., Linear served as general counsel and corporate secretary at Convoy, Inc. Before Convoy, she spent nearly a decade in leadership positions at Fortune 500 companies Nordstrom and Expeditors International of Washington. Ms. Linear is a graduate of the University of Washington and the University of Pennsylvania Law School.

She serves on the Board of Directors for Community, Inc., the Board of Trustees for Swedish Health Systems, and Board of Directors of the not-for-profit college access and leadership development program, Rainier Scholars.

The appointment brings the company’s board count from 11 to 12.

A full breakdown of the company’s board of directors is available online.

About Lumen Technologies

Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com,LinkedIn: /lumentechnologies,Twitter: @lumentechco, Facebook: /lumentechnologies,Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements

This release includes forward-looking statements (as defined by the federal securities laws), which are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. Factors that could affect actual results include, but are not limited to, each of the matters and risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, which speak only as of the date made.

SOURCE Lumen Technologies

For further information:

Media Contact: Danielle Spears, Lumen Public Relations, 321-256-3878,

Danielle.Spears@Lumen.com